Peter Berkman Peter Berkman Attorney PLLC 18865 SR 54 #110 Lutz, FL 33558 ‘ Mobile: 813.447.7737 Facsimile: 800.413.0890 peter@peterberkmanlaw.com www.peterberkmanlaw.com

August 14, 2017

Doyen Elements, Inc.

20511 Abbey Drive

Frankfort, IL 60423

Re: Doyen Elements, Inc.

Offering Statement on Form 1-A, Amendment No. 3

SEC File No. 024-10494

To The Board of Directors:

This office has been asked to review and provide an opinion with respect to the legality of the sale and issuance by Doyen Elements, Inc. (the “Company”) of up to 7,000,000 Shares of Common Stock pursuant to Amendment 3 of the Offering Statement on Form 1-A, initially filed with the U.S. Securities and Exchange Commission on June 8, 2017 (the “Offering Statement”). Amendment No. 3 to the 1-A is being filed on or about August 16, 2017.

In connection with this opinion, I have examined and am familiar with originals or copies, certified, or otherwise identified to my satisfaction, of the Offering Statement, the Certificate of Incorporation and Bylaws of the Company, the records of corporate proceedings of the Company and such other statutes, certificates, instruments and such other documents relating to the Company and matters of law as I have deemed necessary to the issuance of this opinion.

In such examination, I have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to me as copies (and the authenticity of the originals of such copies), and all public records reviewed are accurate and complete.

As to factual matters, I have relied upon statements or representations of officers and other representatives of the Company, public officials or others and have not independently verified the matters stated therein. Insofar as this opinion relates to securities to be issued in the future, we have assumed that all applicable laws, rules and regulations in effect at the time of such issuance are the same as such laws, rules and regulations in effect as of the date hereof.

Based upon an examination and review of such corporate documents and records, certificates and other documents as I have deemed necessary, relevant, or appropriate, I am of the opinion that the shares of Common Stock issuable pursuant to the Offering Statement, will, when issued, be validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the Corporation Law of the State of Nevada [Ch. 78, Nevada Revised Statutes] (including the statutory provisions, all applicable provisions of the Nevada constitution and reported judicial decisions interpreting the foregoing), and I express no opinion as to the laws, statutes, rules or regulations of any other jurisdiction.

I hereby consent to the inclusion of this opinion letter as an exhibit to the Offering Statement and the reference to me under the caption “Validity of Securities” in the Offering Statement. In giving these consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933. This opinion is expressly limited to the matters set forth above and I render no opinion, whether by implication or otherwise, as to any other matters relating to the Company.

Very truly yours,

PETER BERKMAN, Attorney-at-Law, PLLC

PETER BERKMAN, Attorney-at-Law, PLLC

By:	/s/PETER BERKMAN
PETER BERKMAN, ESQ.
Florida Bar No. 110330